Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
Email: lpkromidas@olin.com
News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

FOR IMMEDIATE RELEASE

Scott M. Sutton Appointed to Olin’s Board of Directors

CLAYTON, MO, September 20, 2018 – Olin Corporation (NYSE: OLN) announced today that Scott M. Sutton, 53, was appointed as a new director by Olin’s Board of Directors to serve on Olin’s Board effective September 19, 2018.

Mr. Sutton has served as Chief Operating Officer of Celanese Corporation (a global technology and specialty materials company) since March 2017. Prior to that, Mr. Sutton served as Executive Vice President and President, Materials Solutions from June 2015 to February 2017; Vice President and General Manager, Engineered Materials from January 2015 to June 2015; Vice President of Supply Chain from March 2014 to January 2015; and Vice President of Acetic Acid and Anhydride from August 2013 to March 2014, all at Celanese. Previously, he was President and General Manager of Chemtura Corporation’s AgroSolutions business, business manager for Landmark Structures and a division vice president for Albemarle Corporation.

John E. Fischer, Olin’s Chairman, President and Chief Executive Officer, said, “Our Board is delighted to add a director of Scott’s caliber, particularly with his extensive experience in operations, engineering, manufacturing, finance, sales, marketing and management. We look forward to his advice and counsel.”

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester's principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

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